EXHIBIT 99.1

WORLD AIRWAYS TO OPERATE CARGO SERVICE BETWEEN
GERMANY AND CHINA FOR LUFTHANSA CARGO CHARTER

PEACHTREE CITY, Ga. (Sept. 16, 2004) – World Airways (NASDAQ: WLDA) has signed a long-term ACMI wet-lease agreement with Lufthansa Cargo Charter, a subsidiary of Lufthansa Cargo, for international cargo service between Nuremberg, Germany and Xian, China. The service will begin in October 2004 and continue through December 2005. World will operate a DC-10-30 freighter aircraft for Lufthansa Cargo Charter until the end of 2004, after which the service will be operated with World’s MD-11F aircraft, pending government approval for appropriate traffic rights.

World also is operating MD-11F service for Lufthansa Cargo Charter between Hong Kong and Frankfurt, Germany, until December 2004. The total contract value for the services announced today is approximately $23 million for the term of the agreements.

“Lufthansa Cargo is one of the premier cargo airlines in the world, and our MD-11F aircraft is compatible with their extensive MD-11 fleet,” said Randy Martinez, World’s president and chief executive officer. “World has provided ad hoc service to Lufthansa Cargo for many years, but this is our first long-term agreement with them. This also is our first contract for service to mainland China.”

The development of service between Nuremberg and Xian was a cooperative effort involving Lufthansa Cargo Charter, World Airways, Nuremberg International Airport and Shaanxi Delong United Aviation. This will be the first wide-body cargo aircraft and the first commercial U.S. plane to serve Xi’an Xianyang International Airport in Xian.

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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